Exhibit 13

CONSENT TO AMEND WARRANT AGREEMENT

CONSENT TO AMEND THE WARRANT AGREEMENT (this “Agreement”), dated as of August 21, 2023, by and among Nerdy Inc., a Delaware corporation (the “Company”), and each of the persons listed on Schedule A hereto (collectively, the “Warrant Holders,” and each a “Warrant Holder”).

WITNESSETH:

WHEREAS, as of the date hereof, each Warrant Holder is the beneficial owner of warrants (the “Private Placement Warrants”) issued in a private placement in connection with the closing of the initial public offering (the “IPO”) of TPG Pace Tech Opportunities Corp., a Cayman Islands exempted company (“TPG Pace”) and the Company’s predecessor, governed by the Warrant Agreement, dated as of October 9, 2020 (the “Warrant Agreement”), by and between TPG Pace and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and/or the beneficial owner of warrants issued in connection with the business combination between TPG Pace and Live Learning Technologies, LLC (the “Private Placement Class B Warrants” and, together with the Private Placement Warrants, the “Private Warrants”), governed by the Second Amended and Restated Limited Liability Company Agreement of Nerdy LLC (“OpCo”), dated as of September 20, 2021 (the “LLC Agreement”), and subject, mutatis mutandis, to the terms of the Warrant Agreement;

WHEREAS, as of August 14, 2023, there are a total of 7,333,333 Private Warrants outstanding (consisting of 4,888,889 Private Placement Warrants, and 2,444,444 Private Placement Class B Warrants);

WHEREAS, each whole Private Placement Warrant entitles its holder to purchase one share of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company, for a purchase price of $11.50, subject to certain adjustments under the Warrant Agreement, and each Private Placement Class B Warrant entitles its holder to purchase one limited liability company unit of OpCo (“OpCo Units”) together with equivalent number of shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”, together with Class A Common Stock, the “Common Stock”), of the Company, for a purchase price of $11.50, subject to certain adjustments under the Warrant Agreement;

WHEREAS, separately, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”), to offer the holders of public warrants of the Company the opportunity to exchange their warrants for Class A Common Stock, based on an exchange ratio of 0.250 shares of Class A Common Stock per warrant and subject to other terms and conditions to be disclosed in the Registration Statement; and

WHEREAS, in accordance with the Warrant Agreement, the holders representing at least 50% of the number of outstanding Private Placement Warrants and Private Placement Class B Warrants, collectively, desire to amend, effective upon the completion of the Exchange Offer, the terms of the Warrant Agreement (the “Warrant Amendment”), to permit the Company to require that, upon the closing of the Exchange Offer, (i) all Private Placement Warrants that are outstanding be exchanged into a number of shares of Class A Common Stock and (ii) all Private Placement Class B Warrants that are outstanding be automatically exercised into OpCo Units with an equivalent number of shares of Class B Common Stock, on a cashless basis, in each case at the same exchange ratio as the public warrants in the Exchange Offer (collectively, the “Private Warrant Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01 Consent to Warrant Amendment. Each Warrant Holder hereby consents, subject to the closing of the Exchange Offer, and pursuant to the requirements of Section 9.9 of the Warrant Agreement, to the Warrant Amendment to cause the Private Warrant Treatment, in the form attached to the Registration Statement as Annex A.

Section 1.02 Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof, that such Warrant Holder is the sole beneficial owner of the number of Private Warrants set forth opposite such Warrant Holder’s name on Schedule A, and has good and marketable title to such Private Warrants free and clear of any liens, options, rights, or any other encumbrances, limitations, or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements, which, for the avoidance of doubt, do not prohibit the execution of this Agreement or the transactions contemplated hereby, and those restrictions imposed by applicable securities laws, this Agreement, the LLC Agreement and the Warrant Agreement). Each Warrant Holder shall not transfer any Private Warrants to any person (other than the Company in connection with the Private Warrant Treatment) unless such person acquiring such Private Warrants signs a joinder to this Agreement, in form and substance reasonably acceptable to the Company, agreeing to be bound by all terms and conditions of this Agreement, with respect to all such Private Warrants acquired.

Section 1.03 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence and consummate the Exchange Offer as soon as practicable, and to execute the Warrant Amendment and effect and consummate the Warrant Exchange as soon as practicable following the closing of the Exchange Offer.

Section 1.04 Conditions to Consent. Notwithstanding anything herein to the contrary, each Warrant Holder makes its consent conditioned on there being no amendment to the terms of the Exchange Offer as described in the Registration Statement or to the terms of the Warrant Exchange as set forth in this Agreement and the Warrant Amendment in the form attached to the Registration Statement as Annex A, that is materially adverse to such Warrant Holder.

Section 1.05 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

2

Section 1.06 Termination; Amendment. This Agreement shall terminate as to the Company and all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company prior to the closing of the Exchange Offer; (b) upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer, and (ii) October 15, 2023; or (c) if the Company fails to commence the Exchange Offer by August 31, 2023. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver makes specific reference to this Agreement and (i) in the case of an amendment, such amendment is with the written consent of the Company and each Warrant Holder; and (ii) in the case of a waiver, such waiver is signed by the person against whom it is to be enforced. No failure or delay on the part of the Company or any Warrant Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

Section 1.07 U.S. Federal Income Tax Treatment. The parties agree that (a) the Private Warrant Treatment in respect of each Private Placement Warrant is intended to qualify as a recapitalization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) that the Private Warrant Treatment in respect of each Private Placement Class B Warrant is intended to be tax free to the Warrant Holder. The parties hereto shall not take any position inconsistent therewith unless otherwise required by applicable law or a final determination within the meaning of Section 1313(a) of the Code.

Section 1.08 Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder. Nothing contained herein, and no action taken by any Warrant Holder pursuant hereto, shall be deemed to constitute the Warrant Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Warrant Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

Section 1.09 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3

Section 1.10 Further Assurances; Miscellaneous. Each party shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Exchange Offer is consummated or the Warrant Amendment is executed. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose of this Agreement.

Section 1.11 Section 16. Prior to the parties entering into the Warrant Amendment, the Company shall take all such steps as may be reasonably necessary or advisable (including in particular to cause Company’s board of directors (the “Board”) or a committee authorized by the Board to adopt resolutions in the form to be agreed upon with a Warrant Holder who is subject to Section 16(b) of the Securities Exchange Act of 1934) to cause the disposition of the Private Warrants and the acquisition of securities in the Exchange Offer, in each case as contemplated hereby, to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934.  Notwithstanding anything herein to the contrary, each Warrant Holder conditions the performance of its obligations hereunder on the Company’s compliance with this Section 1.11.

Section 1.12 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign, AdobeSign and Dropbox Sign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

4

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

Nerdy Inc.

By:	/s/ Jason Pello
Name:	Jason Pello
Title:	Chief Financial Officer

[Signature Page – Private Warrants Consent]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HOLDER:

TCV VIII (A), L.P.

By: Technology Crossover Management VIII, L.P.
It: General Partner

By: Technology Crossover Management VIII, Ltd.
Its: General Partner

By:	/s/ John Delfino
Name: John Delfino
Title: Attorney-in-Fact

TCV VIII VT MASTER, L.P.

By: TCV VIII VT Master GP, LLC
It: General Partner

By: TCV VIII, L.P.
Its: Managing Member

By: Technology Crossover Management VIII, L.P.
Its: General Partner

By: Technology Crossover Management VIII, Ltd.
Its: General Partner

By:	/s/ John Delfino
Name: John Delfino
Title: Attorney-in-Fact

[Signature Page – Private Warrants Consent]

Schedule A

Name of Warrant Holder	Number of Private Placement Warrants	Number of Private Placement Class B Warrants
TCV VIII (A), L.P.	117,890	0
TCV VIII VT MASTER, L.P.	0	496,554